Exhibit 10.28

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Settlement Agreement”) is entered into as of this 19th day of January 2005 by and among The Rugby Group Ltd., f/k/a The Rugby Group PLC, an English company (“Rugby”), Rugby IPD Corp., a Delaware corporation (“Rugby IPD”), and Huttig Building Products, Inc., a Delaware corporation (“Huttig”) (Rugby, Rugby IPD and Huttig being referred to herein separately as a “Party” and collectively as the “Parties”).

WITNESSETH:

WHEREAS, Rugby Building Products (as defined herein) transferred to Rugby IPD, on December 10, 1999, certain assets pursuant and subject to the terms of the Exchange Agreement (as defined herein); and

WHEREAS, Rugby contributed to Huttig, on the Closing Date (as defined herein), all of the outstanding common shares of Rugby’s then wholly-owned subsidiary, Rugby USA (as defined herein), pursuant and subject to the terms of the Share Exchange Agreement (as defined herein); and

WHEREAS, Huttig has contended that Rugby and Rugby IPD are required to defend, indemnify and hold harmless Huttig from and against the Stanline Asbestos Claims (as defined herein) pursuant to the Share Exchange Agreement and the Exchange Agreement, respectively; and

WHEREAS, Rugby and Rugby IPD have denied that they have any liability to defend, indemnify and hold harmless Huttig from and against the Stanline Asbestos Claims; and

WHEREAS, Huttig has filed the Pending Litigation (as defined herein) to determine whether Rugby and Rugby IPD have an obligation to defend, indemnify and hold harmless Huttig from and against the Stanline Asbestos Claims; and

WHEREAS, the Parties desire and intend to settle and resolve their disputes regarding the Stanline Asbestos Claims and to dismiss the Pending Litigation in accordance with the terms of this Settlement Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

1. Definitions.

The following terms shall have the following meanings for purposes of this Settlement Agreement:

(a) “Claim” shall mean all claims, rights, duties, obligations, demands, actions, causes of action, suits, debts, liabilities and losses of any kind whatsoever and expressly includes all Defense Costs incident thereto.

(b) “Closed Stanline Asbestos Claims” shall mean the following Stanline Asbestos Claims that were asserted against Huttig after the Closing Date and that Huttig has resolved by dismissal or settlement prior to the Settlement Date: (i) Peterson v. AcandS, Inc. et al., No. 2001-03187; (ii) Scott v. AcandS, Inc. et al., No. 2201-132665; (iii) Skelton v. AcandS, Inc. et al., No. 2002-050630; (iv) Basford v. AcandS, Inc. et al., No. 2002-049977; (v) Baker v. Asbestos Defendants, No. 315677; and (vi) Ferro v. Anderson, Rowe & Buckley, Inc. et al., No. RG04138376.

(c) “Closing Date” shall mean December 16, 1999, which was the date of the closing of the transactions contemplated by the Share Exchange Agreement.

(d) “Court” shall mean the Supreme Court of the State of New York, County of New York.

(e) “Crane” shall mean Crane Co., a corporation organized and existing under the laws of Delaware with its principal place of business in Connecticut.

(f) “Defense Costs” shall include all amounts reasonably incurred and paid in the defense, compromise or satisfaction of a Claim, including those resulting from (i) the fees and the customary costs of attorneys, investigators, consultants, experts and court reporters, but excluding internal costs such as employees’ salaries, and/or (ii) a judgment or a settlement.

(g) “Exchange Agreement” shall mean the Exchange Agreement between Rugby Building Products and Rugby IPD dated as of December 10, 1999.

(h) “Future Stanline Asbestos Claims” shall mean all Stanline Asbestos Claims, if any, that may be asserted after the Settlement Date.

(i) “Huttig” shall have the meaning set forth in the first paragraph of this Settlement Agreement.

(j) “Joint Defense Venture” shall mean the joint defense venture established pursuant and subject to the terms of the Joint Defense Agreement.

(k) “Joint Defense Agreement” shall mean the Joint Defense Agreement among Rugby, Rugby IPD and Huttig executed simultaneously with this Settlement Agreement.

(l) “Parties” shall have the meaning set forth in the first paragraph of this Settlement Agreement.

(m) “Pending Litigation” shall mean the litigation pending in the Court styled Huttig Building Products, Inc. v. The Rugby Group Ltd., f/k/a The Rugby Group P.L.C. and Rugby IPD Corp., Index No.: 601515/02.

(n) “Renewed Litigation” shall mean the litigation that may be commenced by any of the Parties pursuant to Section 6 of this Settlement Agreement.

(o) “Rugby” shall have the meaning set forth in the first paragraph of this Settlement Agreement.

(p) “Rugby Building Products” shall mean Rugby Building Products, Inc., which, as of the Closing Date, was a subsidiary of Rugby USA and was a corporation organized under the laws of Delaware with its principal place of business in Georgia.

(q) “Rugby IPD” shall have the meaning set forth in the first paragraph of this Settlement Agreement.

(r) “Rugby USA” shall mean Rugby USA, Inc., a corporation that, as of the Closing Date, was organized under the laws of the state of Georgia with its principal place of business in Georgia.

(s) “Settlement Agreement” shall have the meaning set forth in the first paragraph of this Settlement Agreement.

(t) “Settlement Date” shall mean the date first written above.

(u) “Share Exchange Agreement” shall mean the Share Exchange Agreement among Rugby, Crane and Huttig dated October 19, 1999.

(v) “Stanline” shall mean Stanline, Inc., which, from approximately 1961 until approximately 1994, was a California corporation.

(w) “Stanline Asbestos Claims” shall mean all Claims by any person for personal injury or damages to property (i) alleged by any such person to be attributable to Stanline’s manufacture, distribution or sale of a product allegedly containing asbestos and (ii) asserted, directly or indirectly, against Huttig or any of its present or past subsidiary, predecessor or successor companies (including without limitation, Stanline, Rugby Building Products and Rugby USA).

(x) “Termination for Cause” shall mean the termination for cause of the Joint Defense Venture pursuant to Section 13 of the Joint Defense Agreement.

2. Settlement of Closed Stanline Asbestos Claims.

Rugby shall pay Huttig the sum of SIX HUNDRED NINE THOUSAND, FIVE HUNDRED EIGHTY-ONE DOLLARS, AND FORTY-SIX CENTS ($609,581.46), representing fifty percent (50%) of the Defense Costs of Huttig resulting from the Closed Stanline Asbestos Claims. Rugby shall make such payment simultaneously with the execution of this Settlement Agreement pursuant to wire transfer instructions provided by Huttig.

3. Settlement of Future Stanline Asbestos Claims.

In connection with Future Stanline Asbestos Claims, the Parties are executing and delivering the Joint Defense Agreement simultaneously herewith and shall fully perform all of their respective duties and obligations thereunder.

4. Dismissal of Pending Litigation.

Within five (5) business days of the receipt of the wire transfer described in Section 2, above, the Parties shall cause their respective counsel to execute and file with the Court a stipulation to dismiss without prejudice and to take such other steps as may be required to effect the dismissal without prejudice of the Pending Litigation. All Parties shall bear their own costs and expenses incurred in the prosecution and/or defense of the Pending Litigation.

5. Mutual Releases.

Except in the event that this Settlement Agreement is rescinded pursuant to Section 6 hereof and/or for Claims otherwise arising under the terms of this Settlement Agreement:

(a) Huttig hereby releases, discharges and covenants not to sue each of Rugby and Rugby IPD, and all of Rugby’s and Rugby IPD’s stockholders, officers, directors, employees, agents, subsidiaries and affiliates, from, against and/or account of all Claims that (i) Huttig has or shall have against either of Rugby or Rugby IPD, arising from, or in connection with, Stanline Asbestos Claims, including both Closed Stanline Asbestos Claims and Future Stanline Asbestos Claims, and/or (ii) were alleged or could have been alleged in the Pending Litigation.

(b) Each of Rugby and Rugby IPD hereby releases, discharges and covenants not to sue Huttig, its stockholders, officers, directors, employees, agents, subsidiaries and affiliates, from, against and/or on account of all Claims that (i) either Rugby or Rugby IPD has or shall have against Huttig, arising from, or in connection with (i) Stanline Asbestos Claims, including both Closed Stanline Asbestos Claims and Future Stanline Asbestos Claims, and/or (ii) were alleged or could have been alleged in the Pending Litigation.

6. Rescission of Settlement Agreement.

In the event that a Termination for Cause occurs, this Settlement Agreement shall be deemed to be rescinded without further action or notice, and the rights and obligations of the Parties shall be restored as they were immediately before the Settlement Date. In such event:

(a) For the sixty (60) day period commencing on the effective date of a Termination for Cause, Huttig shall have the exclusive right, and thereafter the non-exclusive right, at its option, to institute Renewed Litigation against Rugby and/or Rugby IPD to adjudicate, inter alia, whether, and to what extent, Rugby and/or Rugby IPD have an obligation to defend, indemnify and hold harmless Huttig from and against the Stanline Asbestos Claims under the Share Exchange Agreement and/or the Exchange Agreement, respectively, and to obtain all appropriate relief resulting from such adjudication. Rugby and/or Rugby IPD shall have the right to assert whatever defenses or counterclaims that they deem appropriate in response to Huttig’s filing of the Renewed Litigation. If the Renewed Litigation names only Rugby as a defendant, Huttig shall file such lawsuit in a federal court of the State of New York. If the Renewed Litigation names both Rugby and Rugby IPD and complete diversity does not exist between Huttig, on the one hand, and Rugby and Rugby IPD, on the other hand, the Renewed Lawsuit shall be filed in the Court. Neither Rugby nor Rugby IPD is consenting that the Court is an appropriate forum for the resolution of such lawsuit in light of their position concerning the proper interpretation of Section 10.5 of the Share Exchange Agreement, and Rugby and Rugby IPD are free to assert in any Renewed Litigation filed in the Court that a federal court of the State of New York is the only appropriate forum concerning the interpretation and enforcement of the provisions of the Share Exchange Agreement.

(b) From and after the expiration of the sixty (60) day period commencing on the effective date of a Termination for Cause and only if Huttig has not previously filed Renewed Litigation as provided in Subsection (a) hereof, Rugby then shall have the non-exclusive right, at its option, to institute Renewed Litigation against Huttig to adjudicate, whether, and to what extent, Rugby and/or Rugby IPD have an obligation to defend, indemnify and hold harmless Huttig from and against the Stanline Asbestos Claims under the Share Exchange Agreement and/or the Exchange Agreement, respectively, and to obtain all appropriate relief resulting from such adjudication. Huttig shall have the right to assert whatever defenses or counterclaims that it deems appropriate in response to Rugby’s filing of the Renewed Litigation. Rugby shall file the Renewed Litigation in a federal court of the State of New York. In the event that the federal court finds that Rugby IPD is an indispensable party or otherwise dismisses the lawsuit for lack of subject matter jurisdiction, Rugby and/or Rugby IPD may then, at their option, file the Renewed Litigation in the Court.

(c) To the extent any Renewed Litigation adjudicates that Rugby and/or Rugby IPD have an obligation to defend, indemnify and hold harmless Huttig from and against the Stanline Asbestos Claims under the Share Exchange Agreement and/or the Exchange Agreement, respectively, any amounts paid by Rugby to Huttig pursuant to Section 2 of this Settlement Agreement and pursuant to Section 2 of the Joint Defense Agreement shall be set off against any damages that Huttig may be entitled to recover.

(d) To the extent any Renewed Litigation adjudicates that Rugby and Rugby IPD do not have an obligation to defend, indemnify and hold harmless Huttig from and against the Stanline Asbestos Claims under the Share Exchange Agreement and the Exchange Agreement, respectively, Rugby shall be entitled to recover from Huttig any amounts paid by Rugby pursuant to Section 2 of this Settlement Agreement and Section 2 of the Joint Defense Agreement that should not have been paid by Rugby and/or Rugby IPD.

(e) In any Renewed Litigation, the Parties shall be entitled to raise any Claims or defenses that were, or could have been, raised in the Pending Litigation,

and this Settlement Agreement does not constitute a waiver or otherwise diminish any of the Parties’ rights with respect to the assertion of any such Claims or defenses in the Renewed Litigation.

(f) In any Renewed Litigation, the period of time applicable to any statute of limitation, or any other defense based on the passage of time, as to any Claims or defenses raised in the Pending Litigation shall be tolled for the period commencing on the date the Pending Litigation was filed with the Court and ending 90 days after the effective date of a Termination for Cause.

(g) All discovery taken in the Pending Litigation shall be treated as if such discovery had been taken in the Renewed Litigation.

7. Representations and Warranties of Rugby.

Rugby represents and warrants to Huttig as follows:

(a) Rugby has all necessary corporate power and authority to execute and deliver this Settlement Agreement, and this Settlement Agreement has been duly authorized and validly executed and delivered by Rugby and, assuming the due authorization, execution and delivery hereof by Huttig and Rugby IPD, constitutes a legal, valid and binding obligation of Rugby, enforceable in accordance with its terms.

(b) Rugby has not assigned or transferred any of the Claims that are released pursuant to Section 5(b) hereof.

(c) Rugby has received independent advice from its lawyers with respect to the advisability of executing this Settlement Agreement.

(d) Rugby has no knowledge of any Stanline Asbestos Claims that, as of the Settlement Date, are pending or have been asserted and not resolved.

8. Representations and Warranties of Rugby IPD.

Rugby IPD represents and warrants to Huttig as follows:

(a) Rugby IPD has all necessary corporate power and authority to execute and deliver this Settlement Agreement, and this Settlement Agreement has been duly authorized and validly executed and delivered by Rugby IPD and, assuming the due authorization, execution and delivery hereof by Rugby and Huttig, constitutes a legal valid and binding obligation of Rugby IPD, enforceable in accordance with its terms.

(b) Rugby IPD has not assigned or transferred any of the Claims that are released pursuant to Section 5(b) hereof.

(c) Rugby IPD has received independent advice from its lawyers with respect to the advisability of executing this Settlement Agreement.

(d) Rugby IPD has no knowledge of any Stanline Asbestos Claims that, as of the Settlement Date, are pending or have been asserted and not resolved.

9. Representations and Warranties of Huttig.

Huttig represents and warrants to each of Rugby and Rugby IPD as follows:

(a) Huttig has all necessary corporate power and authority to execute, deliver and perform this Settlement Agreement, and this Settlement Agreement has been duly authorized and validly executed and delivered by Huttig and, assuming the due authorization, execution and delivery hereof by Rugby and Rugby IPD, constitutes a legal, valid and binding obligation of Huttig, enforceable in accordance with its terms.

(b) Huttig has not assigned or transferred any of the Claims that are released pursuant to Section 5(a) hereof.

(c) Huttig has received independent advice from its lawyers with respect to the advisability of executing this Settlement Agreement.

(d) The Closed Stanline Asbestos Claims constitute all of the Stanline Asbestos Claims that have been asserted against Huttig through and including the Settlement Date.

(e) The aggregate Defense Costs that Huttig has reasonably incurred and paid in connection with the defense of the Closed Stanline Asbestos Claims amounts to ONE MILLION, TWO HUNDRED NINETEEN THOUSAND, ONE HUNDRED SIXTY-TWO DOLLARS, AND NINETY-THREE CENTS ($1,219,162.93). Huttig has provided Rugby, prior to the Settlement Date, with access to all records that Rugby has reasonably requested in order to confirm this amount.

(f) Huttig has no knowledge of any Stanline Asbestos Claims that, as of the Settlement Date, are pending or have been asserted and not resolved.

10. Indemnity.

(a) Rugby agrees to defend, indemnify and hold harmless Huttig, and all of Huttig’s stockholders, officers, directors, employees, agents, subsidiaries and affiliates from and against all Claims arising out of, or connected with, any breach of (i) any representation and warranty given by Rugby under Section 7 hereof or (ii) any covenant to be performed by Rugby under this Settlement Agreement.

(b) Rugby IPD agrees to defend, indemnify and hold harmless Huttig, and all of Huttig’s stockholders, officers, directors, employees, agents, subsidiaries and affiliates from and against all Claims arising out of, or connected with, any breach of (i) any representation and warranty given by Rugby IPD under Section 8 hereof or (ii) any covenant to be performed by Rugby IPD under this Settlement Agreement.

(c) Huttig agrees to defend, indemnify and hold harmless each of Rugby and Rugby IPD and all of Rugby’s and Rugby IPD’s stockholders, officers, directors, employees, agents, subsidiaries and affiliates from and against all Claims arising out of, or connected with, any breach of (i) any representation and warranty given by Huttig under Section 9 hereof or (ii) any covenant to be performed by Huttig under this Settlement Agreement.

11. No Admission of Liability.

The Parties understand and agree that this Settlement Agreement, any consideration given or accepted in connection with it and the covenants made in it are all made, given and accepted in settlement and compromise of disputed Claims and are not an admission of liability in any respect by any of the Parties. Without limiting the generality of the foregoing, the Parties expressly agree that the methodology used for determining the sum that Rugby is paying to Huttig pursuant to Section 2 hereof shall not constitute precedent, or be admissible as evidence, in connection with any future Claim that any of the Parties may make including, without limitation, with respect to the application, construction or interpretation of Section 7.6 of the Share Exchange Agreement.

12. Confidentiality.

The Parties agree that neither they, nor anyone acting on their behalf, including their respective counsel, shall disclose to anyone the terms of, or amounts paid, pursuant to this Settlement Agreement, neither specifically nor in general, qualitative or descriptive terms or in terms that state or suggest that the settlement was favorable to any of the Parties, and agree that the only comment with respect to this settlement shall be that the matter was settled in a manner acceptable to all the Parties and in an amount that was not considered material in the context of the respective Parties and their affiliates taken as a whole, except that this shall not preclude any of the Parties from disclosing information about the settlement as needed (i) to its affiliated entities or its accountants, (ii) in connection with reports or filings with governmental agencies, or with financial or tax reporting or the enforcement of this Settlement Agreement or (iii) as validly required in court proceedings, provided that notice to the other Parties shall be given before making a disclosure required in court proceedings.

13. Governing Law.

This Settlement Agreement and the rights and obligations of the Parties hereunder shall be governed and controlled by the laws of the State of New York without giving effect to that State’s conflict of law principles.

14. Dispute Resolution.

Other than disputes or circumstances that give rise to the filing of any Renewed Litigation and disputes arising out of or relating to the Joint Defense Agreement, any dispute arising out of or relating to this Settlement Agreement shall be resolved by binding and final arbitration before a single arbitrator under the International Arbitration Rules of the American Arbitration Association. The arbitrator shall be Robert F. Cusumano or, if he is unable or unwilling to serve, an arbitrator appointed in accordance with the International Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be New York, New York.

15. Successors and Assigns.

This Settlement Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties; provided, however, that none of the Parties shall assign or delegate this Settlement Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties. Except as expressly set forth in this Settlement Agreement, nothing in this Settlement Agreement shall confer upon any person not a Party hereto, or the legal representatives of such person, any rights or remedies (including, without limitation, rights or remedies as a third party beneficiary) of any nature or kind whatsoever under or by reason of this Settlement Agreement.

16. Entire Agreement.

This Settlement Agreement and the Joint Defense Agreement constitute the entire agreement between and among the Parties, and anyone acting for, associated with or employed by any of the Parties, concerning the settlement of the Parties’ Claims in relation to the Stanline Asbestos Claims and the dismissal of the Pending Litigation and supersede any prior discussions, agreements or understandings, and there are no promises, representations or agreements between and among the Parties or anyone acting for, associated with or employed by any of the Parties other than as set forth in this Settlement Agreement and the Joint Defense Agreement.

17. Counterparts and Facsimile Signatures.

This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be considered one and the same agreement, and any of the Parties’ original signature may be obtained through facsimile signature.

18. Modification or Waiver.

The provisions of this Settlement Agreement, including this Section 18, may be modified or waived only in writing signed by each of the Parties affected by the modification or waiver. No waiver with respect to any portion of this Settlement Agreement shall apply to any other portion of this Settlement Agreement, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. No course of dealing by any of the Parties, and no failure, omission, delay or forbearance by any of the Parties in exercising any rights or remedies, shall be deemed a waiver of any such rights or remedies or a modification of this Settlement Agreement.

19. Construction or Interpretation.

This Settlement Agreement is and shall be deemed jointly drafted and written by all of the Parties to it, and it shall not be construed or interpreted against any of the Parties originating or preparing it.

20. Expenses.

Each Party each shall bear its expenses, including attorneys’ fees, incurred on its behalf in connection with the negotiation, preparation, execution and performance of this Settlement Agreement.

21. Notices.

Any and all notices or other communications required or permitted under this Settlement Agreement shall be given in writing and delivered in person or sent by certified or registered mail, postage prepaid, return receipt requested, or by overnight express mail, or by facsimile or other electronic transmission to the address of such party set forth below. Any such notice shall be effective upon receipt (provided such receipt is before 5:00 p.m. at the recipient’s location), or three days after placed in the mail, whichever is earlier.

If to Rugby:

The Rugby Group Ltd.

Crown House

Rugby CV 212 DT

England

Attention:

Facsimile No.: 011-44-1788-546726

with a copy to:

Baker & McKenzie

130 East Randolph Street

Suite 3500

Chicago, Illinois 60601

Attention: Richard M. Franklin, Esq.

Facsimile No.: 312/861-2899

If to Rugby IPD:

Rugby IPD Corp.

1440 S. Priest Ave.

Suite #103

Tempe, AZ 85287

Attention: Andrew Shier

Facsimile No.: 480/968-2448

with a copy to:

[attorney]

If to Huttig:

Huttig Building Products, Inc.

555 Maryville University Drive, Suite 400

St. Louis, MO 63141

Attention: Nick H. Varsam, Esq.

Facsimile No.: 314/216-8793

with a copy to:

Kirkpatrick and Lockhart LLP

Henry W. Oliver Building

535 Smithfield Street

Pittsburgh, PA 15222

Attention: Michael G. Zanic, Esq.

Facsimile No.: 412/355-6501

and:

Post Kirby Noonan & Sweat LLP

America Plaza

600 West Broadway, 11th Floor

San Diego, California 92101

Attention: James R. Lance, Esq.

Facsimile No.: 619/231-9593

Any Party may, by notice so delivered, change its address for notice purposes hereunder.

IN WITNESS WHEREOF, each of the Parties, by its duly authorized officer, has executed this Settlement Agreement as of the date first written above.

Rugby Group Ltd.

/s/ Michael L. Collins
By: Michael L. Collins
Its: Director

Rugby IPD Corp.

/s/ Randy Shier
By: Randy Shier
Its: President

Huttig Building Products, Inc.

/s/ Nick H. Varsam
By: Nick H. Varsam
Its: Vice President-General Counsel